Exhibit 99.1
For Immediate Release

LightPath Technologies Reports Financial Results for
Fiscal 2019 Third Quarter

ORLANDO, FL – May 9, 2019 – LightPath Technologies, Inc. (NASDAQ: LPTH) (“LightPath,” the “Company,” or “we”), a leading vertically integrated global manufacturer, distributor and integrator of proprietary optical and infrared components and high-level assemblies, today announced financial results for its fiscal 2019 third quarter ended March 31, 2019.

Fiscal 2019 Third Quarter Highlights:

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Revenue for the third quarter of fiscal 2019 was $7.9 million, compared to $8.5 million in the third quarter of fiscal 2018. Revenue for the first nine months of fiscal 2019 was $25.0 million, compared to $24.4 million in the same period of fiscal 2018.
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Bookings in the third quarter of fiscal 2019 were $6.5 million, compared to $9.1 million in the third quarter of fiscal 2018. Bookings for the first nine months of fiscal 2019 were $29.2 million, compared to $27.9 million in the same period of fiscal 2018.
●
12-month backlog was approximately $17.1 million at March 31, 2019, compared to $12.8 million at June 30, 2018.
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Net loss for the third quarter of fiscal 2019 was approximately $352,000, compared to net income of approximately $1.2 million for the third quarter of fiscal 2018.
●
EBITDA* for the third quarter of fiscal 2019 was approximately $942,000, compared to approximately $1.6 million in the third quarter of fiscal 2018.
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Capital expenditures for the third quarter of fiscal 2019 were approximately $500,000, bringing the total to $2.1 million in the first nine months of fiscal 2019, including $462,000 purchased through capital lease arrangements. Capital projects continue to support global growth initiatives and product development, including enhanced capacity for infrared (“IR”) products.
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New infrared (“IR”) products, including objective lens assemblies, were released during the third quarter of fiscal 2019.
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Total debt was reduced by $638,000, or 8.6%, in the first nine months of fiscal 2019.
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Cash balance at March 31, 2019 was approximately $4.6 million.

* This press release includes references to non-GAAP financial measures. Please see the heading “Use of Non-GAAP Financial Measures” below for a more complete explanation.

Management Comments

“Our fiscal 2019 third quarter results reflect broader economic conservatism as well as our changing product mix, as we expand into stronger growth markets amid a competitive pricing environment for legacy products,” stated Jim Gaynor, President and Chief Executive Officer of LightPath. “These changing conditions affected key performance indicators for bookings and revenues, which clearly fell short of expectations in the fiscal 2019 third quarter, but are reflective of our strategy to increase our penetration into the faster growing market for IR optics. Implementation of this strategy began, in large part, in mid-fiscal 2017 with our acquisition and integration of ISP Optics Corporation (“ISP”) and its product lines, which are complementary to our investments in our next generation, chalcogenide (Black DiamondTM or “BD6”) IR precision molded optics (“PMO”) products. As a result of our strategy, our product portfolio is more diversified, including ISP’s important line of IR products which, by nature, require longer cycle times and have historically produced lower gross margins. LightPath’s next generation, BD6-based, IR PMO materials are being offered to reduce the related direct costs and cycle times of legacy IR materials, while further developing our newly-accessible market channels. Our investments in the development of this BD6 material are intended to allow us to address new and existing opportunities with more competitive pricing. Although our blended gross margins have continued to improve, at least during this quarterly period, we are seeing some needed increases in inventory related to our IR optics business, particularly related to the continued roll-out of IR PMO products.”

“During the third quarter of fiscal 2019, our consolidated revenue decreased by 7%, as compared to the third quarter of fiscal 2018; however, our total units sold increased by 3%. Our traditional PMO revenue was off, which contributed approximately 3% of the decrease in consolidated revenue, with revenue from telecom products increasing by 56%, but the average selling prices for telecom products decreasing by 21% as a result of pricing pressure from our Asian competitors. The IR custom business, excluding annual contracts, was also down, which drove 9% of the decrease in consolidated revenue. This was partially offset by an increase in IR molded products, which contributed a 5% increase to consolidated revenue. We believe this change in revenue mix will result in permanent changes to the character of our delivery cycle as our business shifts from mostly PMO sales, with a much shorter delivery cycle, to more IR product sales, which have a longer delivery cycle. The manufacturing of IR lenses is more labor intensive and, therefore, requires a longer period of time between booking an order and recording the order as revenue once it is fulfilled. A key objective of our ongoing expansion strategy is to create operating benefits by replacing traditionally fabricated IR materials with our proprietary IR precision molded glass technology. This should improve our price and schedule competitiveness as we expand the IR business.”

Mr. Gaynor continued, “In light of these trends, we are focused on three key initiatives:

1.
Continuing to increase our 12-month backlog, while also growing revenues, so that we enter each quarter with at least 75% of our forecasted revenue booked. Certain PMO contracts can be booked and fulfilled in the same quarter, while most IR contracts take more than a quarter to record as revenue from the time the orders are booked.
2.
Reducing our product process cycle time, including efforts to transition IR lens elements from diamond turned to molded.
3.
Continuing to implement cost reductions in our manufacturing process.”

“Our recent investments, particularly with respect to IR technologies and capabilities, support these initiatives and, we believe we are beginning to show progress, as gross margin performance has begun to improve in our IR business, and sales of our IR PMO lens elements are expanding. Total consolidated bookings in the first nine months of the year were $29.2 million, an increase of $1.3 million, or nearly 5%, over the same period of the prior fiscal year. We surpassed prior year bookings in the first two quarters of the fiscal year, but experienced delayed purchasing patterns in the third quarter of fiscal 2019, impacting nearly $5 million in orders that have been pushed back for various reasons. Some of our current 12-month backlog is being shifted to later delivery dates as well, which negatively impacted revenues in the third quarter, although no orders have been cancelled. However, to further improve our bookings, we will be addressing efficiencies related to improving sales execution. We will provide further insight into this in the coming quarters.”

“In terms of shortening our delivery cycle times, we are making good progress as we continue to invest in capacity and capabilities in all of our manufacturing factories. Investments in systems and people are aimed at speeding our quote response time and fully integrating our capabilities between our global factories. With the increasing acceptance of our new Black DiamondTM, or BD6, glass product line, we are expanding our glass melting and coating capabilities in Orlando, expanding our coating and glass preparation capacity in China, and improving our test and measurement capabilities in all of our manufacturing factories.”

“Finally, for our cost and expense reduction initiatives, we are starting to see the benefits of the projects we have been implementing. Most notable is gross margin as a percentage of revenue, which fared very well despite the pricing pressures and elevated costs related to the relocation of our New York facility, and is headed in the right direction. Even though our revenue decreased quarter-over-quarter, our gross margin percentage in the fiscal 2019 third quarter was flat as compared with the prior year. This margin stability provides insight into the success of the changes we have made to our business. We are also nearing the completion of the relocation of our New York facility to our Orlando, Florida and Riga, Latvia facilities. This relocation is on track for completion by the end of June 2019. We expect to see a significant reduction in operating costs in subsequent quarters following the completion of this relocation. Upon closing the New York facility, we expect to record a restructuring charge of approximately $700,000 in the fourth quarter of fiscal 2019.”

“During this period of transition and investment in our business, we are pleased that in addition to the strength of our gross margin percentage in the third quarter, and higher backlog at the end of the quarter, as compared to the same time last year, we also were able to improve our financial condition. Capital expenditures, including equipment purchased through capital leases, were $2.1 million in the first nine months of fiscal 2019. The heavier period of investment is behind us, as we reduced the amount spent to $500,000 in the fiscal 2019 third quarter, as compared with over $900,000 in the fiscal 2019 second quarter and nearly $700,000 in the fiscal 2019 first quarter. Total debt was reduced by $638,000, or 8.6%, in the first nine months of fiscal 2019, including approximately $200,000 paid down during the third quarter of fiscal 2019. We replaced our debt facility with a new lender at lower rates and more favorable terms.”

“Our disciplined approach to capital allocation, investment in growth initiatives, operational efficiency enhancements, and sales and marketing strategies demonstrates our understanding that the changes in our markets and products require adjustments in how we execute our business plan. We look forward to realizing the full benefits of these actions through the balance of the calendar year and as the global market for our industry-leading product lines improve.”

Financial Results for the Three Months Ended March 31, 2019, Compared to the Three Months Ended March 31, 2018

Revenue for the third quarter of fiscal 2019 was approximately $7.9 million, a decrease of approximately $598,000, or 7%, as compared to the same period of the prior fiscal year. Revenue generated by PMO products was approximately $3.4 million for the third quarter of fiscal 2019, as compared to $3.6 million in the same period of fiscal 2018, a decrease of approximately $252,000, or 7%. Although sales of PMO products to customers in the telecommunications and industrial markets increased by approximately $452,000 and $113,000, respectively, these increases were offset by decreases in sales to customers across other markets. Revenue generated by infrared products was approximately $3.8 million in the third quarter of fiscal 2019, a decrease of approximately $315,000, or 8%, compared to approximately $4.1 million in the same period of fiscal 2018. The decrease was primarily due to lower custom business sales to the industrial market. Revenue generated by specialty products, which includes revenue for non-recurring engineering (“NRE”) projects, was approximately $720,000 in the third quarter of fiscal 2019, a decrease of approximately $31,000, or 4%, as compared to approximately $751,000 in the same period of fiscal 2018. This decrease is primarily due to lower sales to customers in the defense and medical markets, partially offset by increases in sales to customers in the industrial market, as well as an increase in catalog and distribution sales.

Product concentrations were consistent year-over-year. The breakdown of consolidated revenue for the third quarter of fiscal 2019 was as follows: PMO products represented 42%, IR products represented 49%, and specialty products represented 9%. IR product revenue is expected to represent the majority of consolidated revenue for fiscal 2019.

Gross margin in the third quarter of fiscal 2019 was approximately $3.1 million, a decrease of 6%, as compared to approximately $3.3 million in the same quarter of the prior fiscal year. Gross margin as a percentage of revenue remained at 39% for the third quarter of fiscal 2019, as compared to the same period of the prior fiscal year. Total cost of sales was approximately $4.8 million for the third quarter of fiscal 2019, a decrease of approximately 8%, compared to $5.2 million for the same period of the prior fiscal year. The decrease is driven by lower sales, offset by certain cost increases, including higher duties and freight charges resulting from newly effective tariffs, and elevated costs including labor costs, manufacturing inefficiencies, and increased overhead expenses associated with the relocation of the Company’s New York facility. Although the Company expects to have higher costs for the remainder of fiscal 2019, the Company expects costs and operating performance to improve after the relocation of the New York facility is completed during the fourth quarter of fiscal 2019.

During the third quarter of fiscal 2019, total operating costs and expenses were approximately $3.1 million, flat in comparison to the same period of the prior fiscal year. New product development costs increased by approximately $121,000, or 32%, due to increased wages related to additional engineering employees to handle the higher level of product development work, particularly for new BD6 lenses. Selling, general and administrative (“SG&A”) costs increased by approximately $69,000, or 3%, due to approximately $103,000 of non-recurring expenses related to the relocation of the New York Facility. Management expects SG&A costs will continue to be elevated through the end of fiscal 2019 as part of this facility relocation. On a long-term basis, the consolidation of the Company’s manufacturing facilities is expected to reduce operating and overhead costs. The increases in new product development and SG&A costs were offset by decreases in the amortization of intangibles, and gains on disposals of equipment.

Interest expense, net, was approximately $275,000 in the third quarter of fiscal 2019, compared to net interest income of approximately $343,000 in the same period of the prior fiscal year. The difference in interest expense and income is due to discrete items that occurred in each period. Interest expense for the three months ended March 31, 2019 includes non-recurring costs associated with the refinancing of the Company’s previous term loan with a new lender, including the write-off of previously unamortized debt costs. For the three months ended March 31, 2018, net interest income included a gain of approximately $467,000 associated with the satisfaction in full, of the promissory note issued to the sellers of ISP, an IR business acquired by the Company in December 2016, in the original aggregate principal amount of $6 million (the “Sellers Note”), which satisfaction occurred during the third quarter of fiscal 2018. The gain resulted from the reversal of the fair value adjustment liability associated with the Sellers Note. The Company expects interest expense to be lower during the remainder of fiscal 2019, due to more favorable terms associated with the new term loan.

During the third quarter of fiscal 2019, the Company recorded income tax expense of approximately $162,000, compared to an income tax benefit of approximately $183,000 for the same period of the prior fiscal year. The income tax expense for the third quarter of fiscal 2019 is primarily attributable to income taxes on the income generated in China. The income tax benefit for the third quarter of fiscal 2018 was primarily related to tax reform enacted in the Republic of Latvia, which was effective January 1, 2018. The Company recorded an income tax benefit during the third quarter of fiscal 2018 due to the reduction of the previously recorded net deferred tax liability to zero. LightPath has net operating loss (“NOL”) carry-forward benefits of approximately $75 million against net income as reported on a consolidated basis in the U.S. The NOL does not apply to taxable income from foreign subsidiaries. Outside of the U.S., income taxes are attributable to the Company’s wholly-owned subsidiaries in China and Latvia.

LightPath recognized foreign currency exchange gains for the third quarter of fiscal 2019 due to changes in the value of the Chinese Yuan and Euro, against the U.S. Dollar, in the amount of approximately $65,000, which had no impact on basic and diluted earnings per share, compared to a gain of $446,000 in the third quarter of fiscal 2018, which had a $0.02 favorable impact on basic and diluted earnings per share.

Net loss for the third quarter of fiscal 2019 was approximately $352,000, or $0.01 basic and diluted loss per share, compared to net income of approximately $1.2 million, or $0.05 basic and $0.04 diluted earnings per share for the third quarter of fiscal 2018.

Weighted-average shares of common stock outstanding were 25,810,681 basic and diluted, in the third quarter of fiscal 2019, compared to 25,546,512 basic and 27,281,010 diluted in the third quarter of fiscal 2018. The increase in the weighted-average shares of common stock outstanding was due to shares of Class A common stock issued under the Employee Stock Purchase Plan (“2014 ESPP”), and upon the exercises of stock options and restricted stock units (“RSUs”).

EBITDA* for the third quarter of fiscal 2019 was approximately $942,000, compared to approximately $1.6 million in the third quarter of fiscal 2018. The year-over-year decrease in EBITDA in the third quarter of fiscal 2019 was caused by lower sales resulting in lower gross margin, coupled with additional expenses related to the relocation of the New York facility and an increase in new product development costs, as well as a decrease in foreign exchange gains of approximately $380,000.

Financial Results for the Nine Months Ended March 31, 2019, Compared to the Nine Months Ended March 31, 2018

Revenue for the first nine months of fiscal 2019 was approximately $25.0 million, an increase of approximately $567,000, or 2%, as compared to the same period of the prior fiscal year. Revenue generated by PMO products was approximately $10.6 million for the first nine months of fiscal 2019, as compared to $10.1 million in the same period of fiscal 2018, an increase of approximately $446,000, or 4%. The increase is primarily due to a $1.4 million increase in sales to customers in the telecommunications market, partially offset by decreases in sales to customers in the medical and commercial markets. Revenue generated by infrared products was approximately $12.5 million in the first nine months of fiscal 2019, an increase of approximately $537,000, or 4%, compared to approximately $12.0 million in the same period of fiscal 2018. Industrial applications, firefighting cameras, and other public safety applications continue to be the primary drivers of the increased demand for infrared products. Revenue generated by specialty products was approximately $1.9 million in the first nine months of fiscal 2019, a decrease of approximately $416,000, or 18%, compared to approximately $2.3 million in the same period of fiscal 2018. This decrease is partially due to the timing of NRE projects, as well as a decrease in sales of specialty products to customers in the commercial, industrial and defense markets, partially offset by increased sales to medical customers.

Sales of IR products comprised 50% of the Company’s consolidated revenue in the first nine months of fiscal 2019, as compared to 49% of the total sales in the same period of the prior fiscal year. PMO sales represented 42% of consolidated revenues in the first nine months of fiscal 2019, consistent with the same period of the prior fiscal year. Specialty products revenue represented 8% of consolidated revenue in the first nine months of fiscal 2019, down slightly from 9% in the prior year period.

Gross margin in the first nine months of fiscal 2019 was approximately $9.7 million, a decrease of 4%, as compared to approximately $10.1 million in same period of the prior fiscal year. Gross margin as a percentage of revenue was 39% for the first nine months of fiscal 2019, compared to 41% in the same period of the prior fiscal year. Total cost of sales was approximately $15.3 million for the first nine months of fiscal 2019, an increase of approximately $970,000, compared to $14.3 million for the same period of the prior fiscal year. The increase in cost of sales, and associated decrease in gross margin as a percentage of revenue, is primarily the result of a shift in mix within the infrared product group, coupled with certain cost increases such as higher duties and freight charges resulting from newly effective tariffs, and elevated costs associated with the relocation of the New York facility. With respect to the IR sales mix, a higher percentage of sales was derived from contract sales and a smaller percentage of sales was derived from custom products for the first nine months of fiscal 2019, as compared to the same period of the prior fiscal year. While margins have historically been lower on contract sales, LightPath began to see some benefit from margin improvement efforts in the most recent quarter as shipments against a new contract began. With respect to material costs, the standard material for LightPath’s IR products continues to be germanium, which has inherent pricing volatility. As the Company coverts many of these products to its BD6 material, the Company expects its IR margins to improve over time. While sales of IR products made with this material have nearly doubled in the first nine months of fiscal 2019, as compared to the same period of the prior fiscal year, this still represents a small portion of LightPath’s IR revenue and, therefore, has not yet had a significant impact on gross margin.

During the first nine months of fiscal 2019, total operating costs and expenses were approximately $9.8 million, an increase of approximately $528,000, or 6%, compared to the same period of the prior fiscal year. This increase was driven by new product development costs, which increased by approximately $316,000, or 27%, due to increased wages related to additional engineering employees to handle the higher level of product development work and SG&A costs. SG&A costs increased by approximately $360,000, or 5%, in the first nine months of fiscal 2019, compared to the prior year period. SG&A for the first nine months of fiscal 2019 included approximately $394,000 of non-recurring expenses related to the relocation of the New York facility to LightPath’s other lower-cost facilities in Orlando, Florida, and Riga, Latvia.

In the first nine months of fiscal 2019, interest expense, net, was approximately $574,000, compared to approximately $52,000 in the same period of the prior fiscal year. In the first nine months of fiscal 2019, interest expense was higher due to the write-off of debt costs associated with the termination of the term loan with Avidbank, which was refinanced with a new term loan with BankUnited, N.A. (BankUnited), both of which occurred on February 26, 2019. In the first nine months of fiscal 2018, net interest expense included a gain of approximately $467,000 associated with the satisfaction of the Sellers Note, in full, and the reversal of the related fair value adjustment liability. The Company expects interest expense to be lower during the remainder of fiscal 2019, due to more favorable terms associated with the BankUnited term loan. Total debt was approximately $6.8 million at the end of the third quarter of fiscal 2019, compared to $7.4 million as of June 30, 2018, a decrease of 8.6%.

During the first nine months of fiscal 2019, LightPath recorded an income tax benefit of approximately $40,000, compared to an income tax benefit of approximately $319,000 for the same period of the prior fiscal year. The decrease in the income tax benefit was primarily attributable to the mix of taxable income and losses generated in the Company’s various tax jurisdictions. For the first nine months of fiscal 2019, the net income tax benefit represents a tax benefit on losses in the U.S., offset by tax expense on income generated in China. For the first nine months of fiscal 2018, the net income tax benefit is primarily related to an adjustment for a retroactive statutory tax rate change for one of the Company’s Chinese subsidiaries, LightPath Optical Instrumentation (Zhenjiang) Co., Ltd. In addition, effective January 1, 2018, the Republic of Latvia enacted tax reform, which resulted in a tax benefit, due to the reduction of the previously recorded net deferred tax liability to zero during the first nine months of fiscal 2018.

LightPath recognized foreign currency exchange losses in the first nine months of fiscal 2019 due to changes in the value of the Chinese Yuan and Euro against the U.S. Dollar, in the amount of approximately $323,000, which had a $0.01 unfavorable impact on basic and diluted earnings per share, compared to a gain of $855,000 in the first nine months of fiscal 2018, which had a $0.03 favorable impact on basic and diluted earnings per share.

Net loss for the first nine months of fiscal 2019 was approximately $919,000, or $0.04 basic and diluted loss per share, compared to net income of approximately $1.9 million, or $0.08 basic and $0.07 diluted earnings per share for the first nine months of fiscal 2018. Adjusted net loss* for the first nine months of fiscal 2019 was also approximately $919,000, compared to adjusted net income* of approximately $2.1 million for the first nine months of fiscal 2018.

Weighted-average shares of common stock outstanding were 25,788,286, for both basic and diluted, in the first nine months of fiscal 2019, compared to basic and diluted shares of 24,763,458 and 26,618,956, respectively, in the first nine months of fiscal 2018. The increase in the weighted-average basic common stock shares was primarily due to 967,208 shares of Class A common stock issued during the third quarter of fiscal 2018 in conjunction with the satisfaction of the Sellers Note, and, to a lesser extent, shares of Class A common stock issued under the 2014 ESPP, and upon the exercises of stock options and RSUs.

EBITDA* for the first nine months of fiscal 2019 was approximately $2.2 million, compared to approximately $4.1 million in the first nine months of fiscal 2018. Adjusted EBITDA* for the first nine months of fiscal 2019 was also approximately $2.2 million, compared to approximately $4.3 million in the first nine months of fiscal 2018. The decrease in adjusted EBITDA in the first nine months of fiscal 2019 was caused by the decrease in gross margin, additional SG&A expenses related to the relocation of the New York facility, an increase in new product development costs, and an approximately $1.2 million unfavorable difference in foreign exchange gains and losses.

Cash, cash equivalents and restricted cash totaled approximately $4.6 million as of March 31, 2019, compared to approximately $6.5 million as of June 30, 2018. Cash provided by operations was approximately $26,000 for the nine months ended March 31, 2019, compared with cash provided by operations of $2.7 million in the same period of the prior fiscal year. The decrease in cash flow from operations is primarily due to the decrease in net income for the first nine months of fiscal 2019, as compared to the first nine months of fiscal 2018. During the first nine months of fiscal 2019, the Company expended approximately $1.7 million for capital equipment and acquired an additional $462,000 in equipment through capital leases, as compared to the same period of the prior fiscal year when the Company expended $2.5 million and acquired an additional $306,000 through capital leases.

The current ratio as of March 31, 2019 was 3.5 to 1, compared to 3.4 to 1 as of June 30, 2018. Total stockholders’ equity as of March 31, 2019 was approximately $35.1 million, compared to approximately $35.4 million as of June 30, 2018. The net decrease is due to the net loss for the nine months ended March 31, 2019.

As of March 31, 2019, LightPath’s 12-month backlog remained strong at $17.1 million, an increase of 34% as compared to $12.8 million as of June 30, 2018. The increase in LightPath’s 12-month backlog from the first quarter to the second quarter of fiscal 2019 was largely due to the renewal of a large annual contract during the second quarter, which LightPath began shipping against during the third quarter of fiscal 2019. During the third quarter of fiscal 2019, the Company expected orders from customers based on previous purchase patterns, which did not occur. Management believes these customers simply pushed back the timing of these orders. Thus, our shipments exceeded bookings, resulting in a 6% decrease in backlog as compared to the prior quarter end. However, backlog remained at a significantly higher level at the end of fiscal 2019 third quarter as compared with the same period of the prior fiscal year.

*Use of Non-GAAP Financial Measures

To provide investors with additional information regarding financial results, this press release includes references to EBITDA, adjusted EBITDA, adjusted net income (loss), and gross margin, all of which are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP, see the tables provided in this press release.

A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s historical or future performance that excludes or includes amounts, or is subject to adjustments, so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP. The Company’s management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze underlying business operations and understand performance. In addition, management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP.

The Company calculates EBITDA by adjusting net income to exclude net interest expense, income tax expense or benefit, depreciation, and amortization. Similarly, the Company calculates adjusted EBITDA by adjusting net income to exclude net interest expense, income tax expense or benefit, depreciation, amortization, and the change in the fair value of the warrants issued in connection with the private placement in June 2012, which warrants expired in December 2017.

The fair value of the warrants issued in connection with the private placement in 2012 was re-measured each reporting period until the warrants were either exercised or expired. Each reporting period, the change in the fair value of these warrants was either recognized as non-cash expense or non-cash income. The change in the fair value of the warrants had a significant correlation to the change in the market value of the Company’s Class A common stock for the period being reported and was not impacted by actual operations during such period. Management believes that excluding the change in the fair value of these warrants enhances the ability of investors to analyze and better understand the underlying business operations and performance.

The Company calculates adjusted net income (loss) by adjusting net income (loss) to exclude the change in the fair value of the warrants issued in connection with the private placement in June 2012.

The Company calculates gross margin by deducting the cost of sales from operating revenue. Cost of sales includes manufacturing direct and indirect labor, materials, services, fixed costs for rent, utilities and depreciation, and variable overhead. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with GAAP. The Company believes that gross margin, although a non-GAAP financial measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates cost structure and provides funds for total costs and expenses. The Company uses gross margin in measuring the performance of its business and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Investor Conference Call and Webcast Details

LightPath will host an audio conference call and webcast on Thursday, May 9th, at 4:30 p.m. ET to discuss its financial and operational performance for the fiscal third quarter ended March 31, 2019.

Date: Thursday, May 9, 2019
Time: 4:30 PM (ET)
Dial-in Number: 1-877-317-2514
International Dial-in Number: 1-412-317-2514
Webcast: https://services.choruscall.com/links/lpth190509.html

Participants should dial-in or log-on approximately 10 minutes prior to the start of the event. A replay of the call will be available approximately one hour after completion through May 23, 2019. To listen to the replay, dial 1-877-344-7529 (domestic) or 1-412-317-0088 (international), and enter conference ID #10131159.

About LightPath Technologies

LightPath Technologies, Inc. (NASDAQ: LPTH) is a leading global, vertically integrated provider of optics, photonics and infrared solutions for the industrial, commercial, defense, telecommunications, and medical industries. LightPath designs, manufactures, and distributes proprietary optical and infrared components including molded glass aspheric lenses and assemblies, infrared lenses and thermal imaging assemblies, fused fiber collimators, and proprietary Black DiamondTM (“BD6”) chalcogenide-based glass lenses. LightPath also offers custom optical assemblies, including full engineering design support. The Company is headquartered in Orlando, Florida, with manufacturing and sales offices in Latvia and China.

LightPath’s wholly-owned subsidiary, ISP Optics Corporation, manufactures a full range of infrared products from high performance MWIR and LWIR lenses and lens assemblies. ISP’s infrared lens assembly product line includes athermal lens systems used in cooled and un-cooled thermal imaging cameras. Manufacturing is performed in-house to provide precision optical components including spherical, aspherical and diffractive coated infrared lenses. ISP’s optics processes allow it to manufacture its products from all important types of infrared materials and crystals. Manufacturing processes include CNC grinding and CNC polishing, diamond turning, continuous and conventional polishing, optical contacting and advanced coating technologies.

For more information on LightPath and its businesses, please visit www.lightpath.com.

Forward-Looking Statements

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to expand our presence in certain markets, future sales growth, continued improvements in our financial results,and implementation of new distribution channels. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:
Jim Gaynor, President & CEO LightPath Technologies, Inc. Tel: 407-382-4003 jgaynor@lightpath.com	Donald O. Retreage, Jr., CFO LightPath Technologies, Inc. Tel: 407-382-4003 x329 dretreage@lightpath.com	Jordan Darrow Darrow Associates Tel: 512-551-9296 jdarrow@darrowir.com

(tables follow)

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets
(unaudited)

	March 31,	June 30,
Assets	2019	2018
Current assets:
Cash and cash equivalents	$4,641,457	$5,508,620
Restricted cash	-	1,000,000
Trade accounts receivable, net of allowance of $27,145 and $13,364	5,899,062	5,370,508
Inventories, net	7,586,734	6,404,741
Other receivables	3,789	46,574
Prepaid expenses and other assets	934,068	1,058,610
Total current assets	19,065,110	19,389,053

Property and equipment, net	12,520,168	11,809,241
Intangible assets, net	8,120,826	9,057,970
Goodwill	5,854,905	5,854,905
Deferred tax assets, net	1,030,000	624,000
Other assets	319,021	381,945
Total assets	$46,910,030	$47,117,114
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,424,960	$2,032,834
Accrued liabilities	789,886	685,430
Accrued payroll and benefits	1,194,182	1,228,120
Loans payable, current portion	581,350	1,458,800
Capital lease obligation, current portion	401,666	307,199
Total current liabilities	5,392,044	5,712,383

Capital lease obligation, less current portion	673,659	550,127
Deferred rent	633,526	377,364
Loans payable, less current portion	5,140,837	5,119,796
Total liabilities	11,840,066	11,759,670

Stockholders’ equity:
Preferred stock: Series D, $.01 par value, voting;
500,000 shares authorized; none issued and outstanding	—	—
Common stock: Class A, $.01 par value, voting;
44,500,000 shares authorized; 25,813,895 and 25,764,544
shares issued and outstanding	258,139	257,645
Additional paid-in capital	230,226,315	229,874,823
Accumulated other comprehensive income	752,675	473,508
Accumulated deficit	(196,167,165)	(195,248,532)
Total stockholders’ equity	35,069,964	35,357,444
Total liabilities and stockholders’ equity	$46,910,030	$47,117,114

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(unaudited)

	Three Months EndedMarch 31,		Nine Months EndedMarch 31,
	2019	2018	2019	2018
Revenue, net	$7,905,582	$8,503,628	$25,003,810	$24,437,094
Cost of sales	4,799,913	5,211,602	15,313,825	14,344,015
Gross margin	3,105,669	3,292,026	9,689,985	10,093,079
Operating expenses:
Selling, general and administrative	2,431,819	2,362,578	7,414,550	7,054,996
New product development	505,636	384,380	1,494,412	1,178,849
Amortization of intangibles	283,521	329,270	937,143	987,812
(Gain) loss on disposal of property and equipment	(136,125)	—	(92,868)	3,315
Total costs and expenses	3,084,851	3,076,228	9,753,237	9,224,972
Operating income (loss)	20,818	215,798	(63,252)	868,107
Other income (expense):
Interest expense, net	(275,233)	342,796	(573,535)	(52,212)
Change in fair value of warrant liability	-	-	-	(194,632)
Other income (expense), net	64,267	484,531	(322,339)	927,383
Total other income (expense), net	(210,966)	827,327	(895,874)	680,539
Income (loss) before income taxes	(190,148)	1,043,125	(959,126)	1,548,646
Income tax provision (benefit)	161,870	(183,154)	(40,493)	(318,678)
Net income (loss)	$(352,018)	$1,226,279	$(918,633)	$1,867,324
Foreign currency translation adjustment	53,327	77,477	279,167	200,886
Comprehensive income (loss)	$(298,691)	$1,303,756	$(639,466)	$2,068,210

Earnngs (loss) per common share (basic)	$(0.01)	$0.05	$(0.04)	$0.08
Number of shares used in per share calculation (basic)	25,810,681	25,546,512	25,788,286	24,763,458
Earnings (loss) per common share (diluted)	$(0.01)	$0.04	$(0.04)	$0.07
Number of shares used in per share calculation (diluted)	25,810,681	27,281,010	25,788,286	26,618,956

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Stockholders' Equity
(unaudited)

				Accumulated
	Class A		Additional	Other		Total
	Common Stock		Paid-in	Comphrehensive	Accumulated	Stockholders’
	Shares	Amount	Capital	Income	Deficit	Equity
Balances at June 30, 2018	25,764,544	$257,645	$229,874,823	$473,508	$(195,248,532)	$35,357,444
Issuance of common stock for:
Employee Stock Purchase Plan	9,061	91	20,750	—	—	20,841
Stock-based compensation on stock options & RSUs	—	—	93,910	—	—	93,910
Foreign currency translation adjustment	—	—	—	173,047	—	173,047
Net loss	—	—	—	—	(582,891)	(582,891)
Balances at September 30, 2018	25,773,605	$257,736	$229,989,483	$646,555	$(195,831,423)	$35,062,351
Issuance of common stock for:
Exercise of stock options & RSUs, net	15,667	157	4,104	—	—	4,261
Stock-based compensation on stock options & RSUs	—	—	103,905	—	—	103,905
Foreign currency translation adjustment	—	—	—	52,793	—	52,793
Net income	—	—	—	—	16,276	16,276
Balances at December 31, 2018	25,789,272	$257,893	$230,097,492	$699,348	$(195,815,147)	$35,239,586
Issuance of common stock for:
Exercise of stock options & RSUs, net	12,813	128	9,378	—	—	9,506
Employee Stock Purchase Plan	11,810	118	20,963	—	—	21,081
Stock-based compensation on stock options & RSUs	—	—	98,482	—	—	98,482
Foreign currency translation adjustment	—	—	—	53,327	—	53,327
Net loss	—	—	—	—	(352,018)	(352,018)
Balances at March 31, 2019	25,813,895	$258,139	$230,226,315	$752,675	$(196,167,165)	$35,069,964

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Nine Months EndedMarch 31,
	2019	2018
Cash flows from operating activities
Net (loss) income	$(918,633)	1,867,324
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	2,540,963	2,492,003
Interest from amortization of debt costs	112,618	13,704
(Gain) loss on disposal of property and equipment	(92,868)	3,315
Stock-based compensation on stock options & RSU, net	296,297	279,397
Provision for doubtful accounts receivable	(4,436)	(11,868)
Change in fair value of warrant liability	—	194,632
Change in fair value of Sellers note	—	(396,163)
Deferred rent amortization	(52,720)	(58,234)
Inventory write-offs to reserve	3,193	134,052
Deferred tax benefit	(406,000)	(205,884)
Changes in operating assets and liabilities:
Trade accounts receivable	(523,661)	312,026
Other receivables	42,575	(29,018)
Inventories	(1,614,551)	(1,013,201)
Prepaid expenses and other assets	181,200	(409,137)
Accounts payable and accrued liabilities	461,970	(500,237)
Net cash provided by operating activities	25,946	2,672,711

Cash flows from investing activities
Purchase of property and equipment	(1,673,482)	(2,481,715)
Proceeds from sale of equipment	316,750	—
Net cash used in investing activities	(1,356,732)	(2,481,715)

Cash flows from financing activities
Proceeds from exercise of stock options	13,767	194,150
Proceeds from sale of common stock from Employee Stock Purchase Plan	41,922	48,591
Loan costs	(92,860)	(60,453)
Borrowings on loan payable	5,813,500	2,942,583
Proceeds from exercise of warrants, net of costs	—	534,318
Payments on loan payable	(6,686,167)	(4,351,836)
Payments on capital lease obligations	(244,210)	(196,790)
Net cash used in financing activities	(1,154,048)	(889,437)
Effect of exchange rate on cash and cash equivalents and restricted cash	617,670	(998,410)
Change in cash and cash equivalents and restricted cash	(1,867,164)	(1,696,851)
Cash and cash equivalents and restricted cash, beginning of period	6,508,620	8,085,015
Cash and cash equivalents and restricted cash, end of period	$4,641,456	$6,388,164

Supplemental disclosure of cash flow information:
Interest paid in cash	$379,539	$417,550
Income taxes paid	$297,599	$562,491
Supplemental disclosure of non-cash investing & financing activities:
Purchase of equipment through capital lease arrangements
Reclassification of warrant liability upon exercise	$462,209	$306,220
Derecognition of liability associated with stock option grants	—	$685,132
Conversion of Sellers Note to Common Stock	—	$283,399
	—	$2,247,064

To supplement our consolidated financial statements presented in accordance with U.S. GAAP, we provide additional non-GAAP financial measures. Our management believes these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may or could, have a disproportionally positive or negative impact on results in any particular period. Our management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our underlying business operations and understand our performance. In addition, our management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Any analysis on non-GAAP financial measures should be used in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP is presented in the tables below.

	(unaudited)
	Quarter Ended:		Nine Months Ended
	March 31, 2019	March 31, 2018	March 31, 2019	March 31, 2018
Net income (loss)	$(352,018)	$1,226,279	$(918,633)	$1,867,324
Change in fair value of warrant liability	—	—	—	194,632
Adjusted net income (loss)	$(352,018)	$1,226,279	$(918,633)	$2,061,956
% of revenue	-4%	14%	-4%	8%

	(unaudited)
	Quarter Ended:		Nine Months Ended
	March 31, 2019	March 31, 2018	March 31, 2019	March 31, 2018
Net income (loss)	$(352,018)	$1,226,279	$(918,633)	$1,867,324
Depreciation and amortization	857,287	866,329	2,540,963	2,492,003
Income tax provision (benefit)	161,870	(183,154)	(40,493)	(318,678)
Interest expense	275,233	(342,796)	573,535	52,212
EBITDA	$942,372	$1,566,658	$2,155,372	$4,092,861
Change in fair value of warrant liability	—	—	—	194,632
Adjusted EBITDA	$942,372	$1,566,658	$2,155,372	$4,287,493
% of revenue	1%	18%	9%	18%